Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Emerald Holding, Inc. (formerly known as Emerald Expositions Events, Inc.) of our report dated February 13, 2020 relating to the financial statements and financial statement schedules, which appears in Emerald Expositions Events, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Irvine, California

June 19, 2020